SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the  Registrant  [ X ]
Filed by a Party other than the  Registrant  [ ]
Check the appropriate  box:
[ X ] Preliminary  Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule  14a-6(e)(2))
[   ]  Definitive Proxy  Statement
[   ]  Definitive  Additional  Materials
[   ]  Soliciting  Material
Pursuant to ' 240.14a-11(c) or ' 240.14a-12

                            FERRELLGAS PARTNERS, L.P.
                (Name of Registrant as Specified in its Charter)

                            FERRELLGAS PARTNERS, L.P.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X  ]       No filing fee required.
[    ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
             and 0-11.

             1) Title of each class of securities to which transaction applies:


             2) Aggregate number of securities to which transaction applies:


             3)   Per unit price or other underlying value of transaction
                    computed pursuant to Exchange Act Rule 0-11.


             4) Proposed maximum aggregate value of transaction:


             5) Total fee paid:


[   ]        Fee paid previously with preliminary materials.
[   ]        Check box if any part of the fee is offset as  provided by Exchange
             Act  Rule   0-11(a)(2)  and  identify  the  filing  for  which  the
             offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1)   Amount Previously Paid:


             2)   Form, Schedule or Registration Statement No.:


             3)   Filing Party:


             4)   Date Filed:

FERRELLGAS PARTNERS, L.P.
                                One Liberty Plaza
                             Liberty, Missouri 64068


                                                         ___________, 2000


To our unitholders:


         You are cordially invited to attend a special meeting of the common unitholders of Ferrellgas Partners, L.P. to be held at our offices located at One Liberty Plaza, Liberty, Missouri 64068 on ___________ __, 2000, at 10:00 a.m. local time. The Board of Directors of Ferrellgas, Inc., our general partner, has called the special meeting.


         The accompanying proxy statement describes the matters to be presented for approval at the special meeting. In summary, the proposals relate to amendments to our partnership agreement.

          Representation of your units at the meeting is very important. We urge you, whether or not you plan to attend the meeting, to promptly date, sign and return the enclosed proxy in the envelope furnished for that purpose. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

         You may notice that the format of this proxy statement is different from others you have seen. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort. We hope that the format we have used will help make the attached proxy statement easier to understand.

                                   Sincerely,


By:___________________________
   Danley K. Sheldon
   President and Chief Executive Officer
   Ferrellgas,Inc.,  the general
   partner of Ferrellgas Partners, L.P.

                           FERRELLGAS PARTNERS, L.P.
                                One Liberty Plaza
                             Liberty, Missouri 64068

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                       TO BE HELD ON ___________, 2000
To our unitholders:

         We, the Board of Directors of Ferrellgas, Inc., the general partner of Ferrellgas Partners, L.P. give notice that a special meeting of our common unitholders will be held at our offices located at One Liberty Plaza, Liberty, Missouri 64068 on ___________ __, 2000, at 10:00 a.m. local time. At the meeting, our common unitholders will act on the following matters:

         1. A proposal to approve the conversion provisions related to our recently issued senior units to allow the holders of the senior units to elect to convert into our common units upon the earlier of February 1, 2002 or the occurrence of a material event, as defined in our partnership agreement;

         2. A proposal to amend the definition of "outstanding" in our partnership agreement to provide that Williams Natural Gas Liquids, Inc. and its successors, as holders of common units obtained upon the conversion of the senior units may vote their common units and shall be entitled to all other rights as our common unitholders; and


         3. Such other matters as may properly come before the special meeting or any adjournment thereof.

         We are sending this proxy statement to our common unitholders on __________ __, 2000. We have set the close of business on ________ __, 2000 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting. A list of unitholders entitled to vote is on file at our principal offices, One Liberty Plaza, Liberty, Missouri 64068, and will be available for inspection by any unitholder during the meeting.

         If you cannot attend the special meeting, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card or voted by telephone or through the Internet.

Sincerely,

----------------------
Danley K. Sheldon
President and Chief Executive Officer
Ferrellgas, Inc., the general partner
of Ferrellgas Partners, L.P.

                            FERRELLGAS PARTNERS, L.P.
                                One Liberty Plaza
                             Liberty, Missouri 64068

                                 PROXY STATEMENT

                      SPECIAL MEETING OF COMMON UNITHOLDERS
                              _______________, 2000


                                TABLE OF CONTENTS

                                                                                                                Page

ABOUT THE MEETING.................................................................................................4
         Who sent me this proxy statement?........................................................................4
         Why did I receive this proxy statement and proxy card?...................................................4
         What does it mean if I receive more than one proxy card?.................................................4
         What is the purpose of the special meeting?..............................................................5
         Who is entitled to vote at the special meeting?..........................................................5
         What are the voting rights of the common unitholders?....................................................5
         Who can attend the special meeting?......................................................................5
         What constitutes a quorum?...............................................................................5
         How do I vote?...........................................................................................6
         Can I vote by telephone or electronically?...............................................................6
         Can I change my vote after I return my proxy card?.......................................................6
         What are the recommendations of the Board of Directors of Ferrellgas, Inc.?..............................6
         What vote is required to approve each item?..............................................................7
         Is my vote needed to approve the proposals?..............................................................7
         Do I have any dissenters' rights?........................................................................7
         Where can I find the voting results of the meeting?......................................................7
         What should I do if I want to make a proposal to be considered at the meeting?...........................8
         How can I obtain more information about Ferrellgas Partners?.............................................8

UNIT OWNERSHIP....................................................................................................9
         Who are the largest owners of our common units?..........................................................9
         How many common units do the directors and executive officers of Ferrellgas, Inc. own?...................9

WHO WE ARE.......................................................................................................11
         Recently Completed Transaction..........................................................................13
         Legal Structure and Ownership...........................................................................16

                                       2


PROPOSAL 1: CONVERSION OF SENIOR UNITS...........................................................................17
         Background..............................................................................................17
         Specifics of Convertibility of Senior Units.............................................................17
         Effects of Conversion of Senior Units on Common Unitholders.............................................18
         Risk Factors of Failure to Approve Convertibility of Senior Units.......................................19
         Recommendation..........................................................................................20

PROPOSAL 2: VOTING RIGHTS OF HOLDERS OF CONVERTED COMMON UNITS...................................................20
         Background..............................................................................................20
         Specifics of Amendment..................................................................................21
         Effects of Amendment on Common Unitholders..............................................................21
         Recommendation..........................................................................................22

FORWARD-LOOKING STATEMENTS.......................................................................................24


                            FERRELLGAS PARTNERS, L.P.
                                One Liberty Plaza
                             Liberty, Missouri 64068

                                 PROXY STATEMENT

                      SPECIAL MEETING OF COMMON UNITHOLDERS
                              _______________, 2000

         This proxy statement contains information related to the special meeting of common unitholders of Ferrellgas Partners and any postponements or adjournments thereof. The special meeting will be held on _____________, 2000, beginning at 10:00 a.m. local time at One Liberty Plaza, Liberty, Missouri 64068.

                                ABOUT THE MEETING

Who sent me this proxy statement?

         The Board of  Directors of  Ferrellgas,  Inc.,  the general  partner of
Ferrellgas Partners sent you this proxy statement and proxy card. The solicitation will be paid for by Ferrellgas Partners. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units. We have retained the services of our transfer agent, EquiServe, to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties a total of approximately $5,000, plus out-of-pocket expenses, for all of these services.

Why did I receive this proxy statement and proxy card?

         You received this proxy statement and proxy card from us because you owned our common units as of ______________ ___, 2000. We refer to this date as the "record date." This proxy statement contains important information for you to consider when deciding whether to vote for the listed proposals. Please read it carefully.

What does it mean if I receive more than one proxy card?

         It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your common units are voted.

What is the purpose of the special meeting?

         At the special meeting, our common unitholders will act upon the matters outlined in the notice of the special meeting that appears on the cover page of this proxy statement. These matters include the approval of the conversion feature of our outstanding senior units and the approval of an amendment to the definition of "outstanding" in our partnership agreement.

Who is entitled to vote at the special meeting?

         All unitholders who owned our common units at the close of business on the record date, ______ __, 2000, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

What are the voting rights of the common unitholders?

     Each common unitholder is entitled to one vote for each common unit owned on all matters to be considered. On March 28, 2000, 31,307,116 common units were issued and outstanding.

Who can attend the special meeting?

         All common unitholders as of the record date, or their duly appointed proxies, may attend the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         Please note that if you own your common units in "street name," meaning through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your common unit ownership as of the record date.

What constitutes a quorum?

         If a majority of our outstanding common units on the record date are present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the meeting if you:

            are present and vote in person at the meeting; or

            have properly submitted a proxy card or voted over the telephone or the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

How do I vote?

        If you properly complete, sign and return the accompanying proxy card, it will be voted as you direct. If you owned common units as of the record date and attend the special meeting, you may deliver your completed proxy card in person. "Street name" unitholders who wish to vote at the special meeting will need to obtain a proxy card from the institution that holds their common units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote through the Internet or by telephone in advance of the meeting.

Can I vote by telephone or electronically?

        If you are a registered common unitholder (that is, you hold your common units in certificate form), you may vote by telephone or through the Internet by following the instructions included with your proxy card.

        If your common units are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

        The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on [one day before meeting date], 2000.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Ferrellgas, Inc. either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the Board of Directors of Ferrellgas, Inc.?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors of Ferrellgas, Inc. The recommendations are set forth together with the description of each item in this proxy statement. In summary, the recommendations are to vote:

                                for  a  proposal  to  approve   the   conversion
                                provisions related to our recently issued senior units to allow the holders of the senior units to elect to convert into our common units upon the earlier of  February  1,  2002
                                or the occurrence of a material event, as defined in our partnership agreement (see page
                                 __); and


                                for a proposal to amend the definition of "outstanding" in our partnership agreement to provide that Williams Natural Gas Liquids, Inc.

                                and its successors, as holders of common units obtained upon the conversion of the senior units may vote their common units and shall be entitled to all other rights as our common unitholders (see page __).

With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the Board of Directors of Ferrellgas, Inc., or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        Each proposal requires the approval of a majority of common units entitled to vote and outstanding as of the record date. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention, or the failure to vote at all, will have the effect of a negative vote.

        If you own your common units in "street name" through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your common units may not be voted on those matters and will not be counted in determining the number of common units necessary for approval. Common units represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Voting results are tabulated and certified by our transfer agent, EquiServe.

Is my vote needed to approve the proposals?

         No. While we encourage you to take part in the decision process by voting by proxy or at the special meeting, a majority of our common units are currently held by Ferrell Companies, Inc., the owner of Ferrellgas, Inc. Ferrell Companies agreed to vote the common units held by it in favor of both proposals in this proxy statement in connection with our acquisition of Thermogas L.L.C. in December 1999. Accordingly, the approval of the proposals to be presented at the special meeting is assured.

Do I have any dissenters' rights?

         No. We were formed under the laws of the State of Delaware. Under those laws, dissenters' rights are not available to our unitholders with respect to matters to be voted on at the special meeting.

Where can I find the voting results of the meeting?


         The preliminary voting results will be announced at the meeting. The final results will be published in our annual report on Form 10-K for the year ended July 31, 2000.

What should I do if I want to make a proposal to be considered at the meeting?

         Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner, Ferrellgas, Inc., can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners' limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

How can I obtain more information about Ferrellgas Partners?

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. (Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.) You may also read and copy any of these documents at either of the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. We are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings also are available to the public at the Commission's web site at http://www.sec.gov. You may also request a copy of our filings by contacting our Secretary, c/o Ferrellgas Partners, L.P., One Liberty Plaza, Liberty, Missouri 64068.

                                 UNIT OWNERSHIP

Who are the largest owners of our common units?

         Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of our common units. All information is as of March 28, 2000. Information set forth in the table with respect to beneficial ownership of our common units has been obtained from filings made by the named beneficial owner with the Securities and Exchange Commission. Beneficial ownership for the purposes of the table is defined by Rule 13d-3 under the Securities Exchange Act. Under that rule, a person is considered to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty (60) days.

                                                                Units Beneficially
          Title of Class           Beneficial Owner                   Owned           Percentage of Class
          --------------           ----------------              -----------------    -------------------
          Common Units          Ferrell Companies, Inc.            17,817,600                 56.9
                                   Employee Stock
                                   Ownership Trust

The trustee for the Ferrell Companies, Inc. Employee Stock Ownership Trust is LaSalle National Bank, located at 125 S. LaSalle Street, 17th Floor, Chicago, Illinois, 60603. The common units beneficially owned by the Ferrell Companies, Inc. Employee Stock Ownership Trust include 17,803,883 common units owned by Ferrell Companies, and 13,717 common units owned by Ferrell Propane, Inc., an indirect wholly-owned subsidiary of Ferrellgas, Inc.

How many common units do the directors and executive officers of Ferrellgas, Inc. own?

         The following table shows the number of our common units beneficially owned by the directors and executive officers of Ferrellgas, Inc. and the common units owned by those directors and executive officers as a group. All information is as of March 28, 2000. The individuals named in the table provided the information set forth in the table to us. The asterisk in the column entitled "Percentage of Class" indicates that the percentage is less than 1% of our outstanding common units.

      Title of Class         Beneficial Owner              Units Beneficially           Percentage of Class
                                  Owned
       Common Units          Danley K. Sheldon                    87,500                         *
                             Patrick J. Chesterman                14,400                         *
                             James M. Hake                        41,650                         *
                             Kenneth G. Atchley                   15,188                         *
                             Boyd H. McGathey                     7,700                          *
                             Kevin T. Kelly                       3,765                          *
                             Patrick J. Walsh                     8,200                          *
                             James E. Ferrell                     10,000                         *
                             Elizabeth T. Solberg                 8,200                          *
                             A. Andrew Levison                    35,300                         *
                             Michael F. Morrissey                  775                           *
                             All current directors and           232,678                         *
                                  Officers as a group
                                  (11 Persons)

     The ownership amounts above include the following number of common units, with exercise price, that each person may acquire within 60 days under the Ferrellgas, Inc. Unit Option Plan: Mr. Sheldon can exercise 70,000 options at $16.80 and 10,500 options at $20.19. Mr. Chesterman can exercise 3,000 options at $16.80, 4,200 at $19.91 and 7,000 options at $20.19. Mr. Hake can exercise 36,000 options at $16.80 and 5,250 options at $20.19. Mr. Atchley can exercise 7,500 options at $16.80, 3,938 options at $20.42 and 1,750 options at $20.19.
Mr. McGathey and Mr. Walsh each can exercise 7,500 options at $16.80. Mr. Kelly can exercise 3,500 options at $20.19.

WHO WE ARE

     We are a publicly-traded Delaware limited partnership engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids in the United States. Subsequent to the acquisition of Thermogas L.L.C. on December 17, 1999, we believe that we are the largest retail marketer of propane in the United States, as measured by retail gallons sold with an estimated 11% market share. See "Recently Completed Transaction" for a description of the Thermogas acquisition. We currently sell nearly one billion gallons of propane annually to more than 1,000,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through over 623 retail outlets in 40 states.

     Our retail propane business consists of selling propane to retail customers, including residential, industrial/commercial and agricultural propane customers. We purchase this propane in the contract and spot markets, primarily from major oil companies, and then transport it to our retail distribution outlets and then to tanks located on our customers' premises. Some customers are served with portable propane cylinders which are filled at the retail outlets and then delivered to the customers

     In the residential market, propane is primarily used for heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial and commercial applications, including use as an engine fuel, which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

         We also trade propane and other natural gas liquids and are engaged in wholesale propane marketing. Through our natural gas liquids trading and wholesale marketing located in Houston, Texas, we believe that we are also one of the largest independent marketers of propane and natural gas liquids in the United States.

         Ferrell Companies, Inc. was founded in 1939 as a single retail propane outlet in Atchison, Kansas and was incorporated in 1954. In 1984, Ferrellgas, Inc., a subsidiary of Ferrell Companies, Inc., was formed to operate the retail propane business previously conducted by Ferrell Companies, Inc. In 1994, we and Ferrellgas, L.P. were formed as Delaware limited partnerships in connection with an initial public offering. The propane business and assets of Ferrellgas, Inc. were contributed to Ferrellgas, L.P. in connection with the initial public offering.

     Since 1994, we have acquired approximately 50 independent propane retailers. Previous to the acquisition of Thermogas, the largest acquisitions in terms of gallons acquired were Skelgas in May 1996 and Vision in November 1994. We have concentrated our acquisition activities in areas close to our existing operations to realize efficiencies in combining operations and in high growth areas to broaden our geographic coverage. Primarily as a result of this acquisition strategy, our retail propane gallons sold have increased from 564 million in fiscal 1994 to neraly 1.0 billion today. During the next twelve to eighteen months, we expect to slow our acquisition activity in the Midwest to provide for the integration of Thermogas.

     We believe that an important element of our retention of retail customers has been our ability to deliver propane during periods of extreme demand. Our Houston division is a dedicated supply, transportation, storage, and trading operation. This division maintains access to over 100 suppliers and no single supplier provided more than 10% of our total propane purchases in fiscal 1999.

     The Houston division operates three large underground storage facilities located in Adamana, Arizona; Hutchinson, Kansas; and Moab, Utah with an aggregate capacity of 206 million gallons. It also transports products on every U.S. liquefied petroleum gas pipeline. Our ability to buy large volumes of propane and our large distribution system and underground storage capacity allows us to achieve product cost savings and helps to mitigate the risk of shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

         We regularly evaluate potential acquisitions of assets and businesses that would complement our existing business. Ferrellgas, Inc., as our general partner, may receive incentive distributions that provide it with a strong incentive to increase unitholder distributions through successful management and growth of our business.

     We believe that we achieve a significant competitive advantage by promoting an entrepreneurial culture, which empowers each of our employees to be responsive to individual customer needs. We believe that distinguishes us in our ability to understand customers' expectations in order to provide reliable and timely delivery of propane at competitive prices. In 1998, we strengthened this entrepreneurial culture through the introduction of our Employee Stock Ownership Plan. The purpose of this plan is to provide our employees the opportunity for ownership in Ferrell Companies, Inc. and indirectly in us. Currently, the plan indirectly owns approximately 57% of our common units.

         Prior to becoming part of our company, Thermogas maintained a similar customer service focus that was reinforced through an incentive system at the local retail level based on customer satisfaction. As part of the acquisition, employees of Thermogas will be eligible to enjoy the same benefits of ownership through participation in the Employee Stock Ownership Plan.

                         RECENTLY COMPLETED TRANSACTION

     On December 17, 1999, we completed the acquisition of Thermogas L.L.C. from Williams Natural Gas Liquids, a subsidiary of The Williams Companies, Inc. Immediately prior to the closing, Thermogas entered into a $183 million loan and a $135 million operating tank lease financing with Bank of America, N.A., as Administrative Agent. Upon the funding of the loan, Thermogas distributed approximately $123.7 million of the proceeds to Williams Natural Gas Liquids. The remaining proceeds from the loan remained in Thermogas. The proceeds from the operating tank lease of approximately $133.8 million, net of related financing costs, were distributed to Williams Natural Gas Liquids. After the funding of both the loan and the operating tank lease, we purchased all of the member interests in Thermogas from Williams Natural Gas Liquids in consideration for the issuance of our senior units representing limited partner interests with a face value of $175 million.

     Upon our acquisition of Thermogas, we contributed our interest in Thermogas to Ferrellgas, L.P., our operating subsidiary. Ferrellgas, L.P. then assumed all of Thermogas' obligations under the loan and the operating tank lease. After the contribution and assumption, Thermogas was merged with and into Ferrellgas, L.P., with Ferrellgas, L.P. being the surviving entity. Subsequent to the acquisition, the cash held by Thermogas was used by Ferrellgas, L.P. to pay down existing debt and to fund transaction related costs.

     We and Thermogas both had a strong presence in the Midwest and, as a result, the companies had many overlapping locations. The following maps provide a graphical representation of these overlapping locations.


                [OMITTED U.S. MAP WITH FERRELLGAS LOCATIONS ONLY]

                  [OMITTED U.S. MAP WITH THERMOGAS LOCATIONS ONLY]

         [OMITTED U.S. MAP WITH BOTH FERRELLGAS AND THERMOGAS LOCATIONS]


         We are currently implementing our operating plans for the integration of Thermogas into our existing operations. We expect to achieve significant cost savings from duplicative general and administrative costs and duplicative costs in overlapping retail propane locations. Given the corporate overhead structure that we have historically utilized in our operations, we estimate that approximately $22 million of annual general and administrative costs can be eliminated from the operations of Thermogas based on the twelve month period ended June 30, 1999. Based on preliminary information and assumptions regarding the overlapping retail propane locations, we estimate that we will reduce our operating expenses by approximately $9 million due to the elimination of duplicative salaries and benefits, plant and supplies, advertising and selling, maintenance, vehicle and other expenses. We did not begin implementing these cost savings strategies until the end of the peak heating season in March 2000 so as not to disrupt operations and customer service during the winter heating season. As a result, the full effect of the cost savings should be experienced during our next fiscal year.

         In addition to the cost savings described above, we expect to generate additional operating income from our existing transportation management and propane procurement operations as a result of the added transportation and propane supply needs of the Thermogas operations. These transportation and supply management operations have been historically provided to Thermogas by related parties. In addition, given the significantly warmer than normal temperatures experienced during the winter months of November 1998 to February 1999, we would have expected an increase in profits during the fiscal year, assuming normal winter temperatures. Based on temperatures provided by the American Gas Association, the temperatures for the winter of 1998 were 11% warmer than normal.

                          LEGAL STRUCTURE AND OWNERSHIP

         Ferrellgas, L.P., a limited partnership subsidiary of ours, accounts for substantially all of our consolidated assets, sales and operating earnings. Both we and Ferrellgas, L.P. were formed in April of 1994 as Delaware limited partnerships as part of an initial public offering in that year. We are the sole limited partner of Ferrellgas, L.P. with a 99% limited partner interest.

     As our general partner, Ferrellgas, Inc. performs all of our management functions. Ferrellgas, Inc. holds a 1% interest in us as our general partner and also owns a 1% general partner interest in Ferrellgas, L.P.

     The following chart depicts our organization and ownership. The percentages reflected in the following chart represent approximate ownership interests.



                       [OWNERSHIP DIAGRAM GRAPHIC OMITTED
        however, data within omitted diagram is presented in table below]






Name of Entity                 Owner                                   Type of Ownership
------------------------------ --------------------------------------- ------------------------------------------------
Ferrellgas, L.P.               a) Ferrellgas Partners, L.P.            99% Limited Partner interest
------------------------------ --------------------------------------- ------------------------------------------------
                               b) Ferrellgas, Inc.                     1% General Partner interest
------------------------------ --------------------------------------- ------------------------------------------------

Ferrellgas Partners, L.P.      a) Williams Natural Gas Liquids, Inc.   4,428,499 Senior Units
------------------------------ --------------------------------------- ------------------------------------------------
                               b) Public                               13,489,516 Common Units
------------------------------ --------------------------------------- ------------------------------------------------
                               c) Ferrell Companies, Inc.              17,803,883 Common Units
------------------------------ --------------------------------------- ------------------------------------------------
                               d) Ferrell Propane, Inc. (indirect)     13,717 Common Units
------------------------------ --------------------------------------- ------------------------------------------------
                               e) Ferrellgas, Inc.                     1% General Partner interest
------------------------------ --------------------------------------- ------------------------------------------------
Ferrell Propane, Inc.          Ferrellgas, Inc.                        100%
------------------------------ --------------------------------------- ------------------------------------------------
Ferrellgas, Inc.               Ferrell Companies, Inc.                 100%
------------------------------ --------------------------------------- ------------------------------------------------
Ferrell Companies, Inc.        Ferrell Companies, Inc. Employee        100%
                               Stock Ownership Trust







     Ferrellgas, Inc. does not receive any management fee in connection with its management of the two partnerships and does not receive any remuneration for its services as our general partner other than reimbursement for all direct and indirect expenses incurred by Ferrellgas, Inc. in connection with the operation of our business. Our partnership agreement provides that Ferrellgas, Inc. shall determine the fees and expenses, which are allocable to us, in any reasonable manner determined by Ferrellgas, Inc. in its sole discretion.

                                   PROPOSAL 1
                           CONVERSION OF SENIOR UNITS

Background


         We created and issued limited partner units designated as senior units to Williams Natural Gas Liquids in connection with our purchase of Thermogas. We issued these senior units to Williams Natural Gas Liquids in lieu of a cash payment of a portion of the purchase price for Thermogas. There are currently 4,428,499 senior units issued and outstanding. The total liquidation value, based on the stated senior unit liquidation preference, as defined in our partnership agreement, is approximately $177,140,000.

         The senior units entitle each holder to quarterly distributions from us equivalent to 10% per annum of the liquidation value. Distributions are payable quarterly in-kind through the issuance of additional senior common units until the earlier of February 1, 2002 or the occurrence of a material event, as defined in our partnership agreement, after which distributions are payable in cash.

     The convertible feature of the senior units into common units is not available to the holder until the conversion provisions have been approved by a majority of our common unitholders and other conditions in our partnership agreement are met. Under the rules of the New York Stock Exchange, we cannot issue securities that are convertible into common units that would constitute 20% or more of our outstanding common units without our unitholder approval. For that reason, and not due to any provision of our partnership agreement, the conversion feature of the senior units is proposed for your approval.

         We may redeem the senior units at any time prior to the date of conversion. We may purchase the senior units for cash, in whole or in part, at the senior unit redemption price, as defined in our partnership agreement. The senior unit redemption price is currently $40 per outstanding senior unit, plus accrued but unpaid distributions, if any. This is the same price the senior common units were issued to Williams Natural Gas Liquids as part of the Thermogas acquisition.



Specifics of Convertibility of Senior Units


         If you approve the senior unit conversion option, the conversion feature of the senior units will be available beginning on the earlier to occur of:


             February 1, 2002; or

             a material event, as defined in our partnership agreement.

         If the holders of the senior units decide to convert any or all of their senior units, then the number of senior units being converted will be convertible into a number of common units equal to the product of the number of senior units being converted, multiplied by the quotient of:

                  125% of the sum of:

                   * the senior unit liquidation preference, as defined in our partnership agreement (currently $40.00); plus

                   *        any    accumulated    and   unpaid    senior    unit
                            distributions,   as  defined   in  our   partnership
                            agreement, to and including the date of conversion;

          divided by the current market price of the common units, as defined in our partnership agreement.


     For example, if the holders of the senior units desire to convert all of the currently outstanding 4,428,499 senior units into our common units at the earliest possible opportunity, the conversion could not occur prior to February 1, 2002 unless a material event has occurred. If at that time common units have a current market price, equal to $___ (the current market price as of ______, 2000), and if there are not accumulated and unpaid senior unit distributions, then the senior units would be convertible into a total of __________ common units. As of March 28, 2000, we had 31,307,116 common units outstanding. Assuming that the same number of common units is still outstanding as of the conversion date, the common units issued on conversion of the senior units would constitute approximately ____% of our total outstanding common units. The assumptions used in this paragraph are for illustration purposes only; the actual figures are likely to differ from these assumptions.


Effects of Conversion of Senior Units on Common Unitholders

         The senior units may or may not eventually be converted into common units. If the senior units are converted, the percentage of total outstanding common units that you hold will decrease. Regardless, we do not expect this decrease to result in a material change in your actual ability to participate in partnership decision-making. Specifically, Delaware law prohibits our common unitholders from voting on matters related to the management and control of our business and affairs. Moreover, our partnership agreement provides that Ferrellgas, Inc. is normally entitled to determine business matters for us without consulting our common unitholders. Therefore, even if the percentage of common units that you own in relation to all outstanding common units decreases, your actual ability to participate in our decision process will not have changed materially.

     While a potential conversion of the senior units into common units may appear potentially dilutive, we do not expect the conversion feature to be exercised in the future. We have the right to purchase the senior units at anytime for $40 per senior unit outstanding, plus any accrued but unpaid distributions, and if the conversion feature were to become available to the holder of the senior units, our intention would be to sell additional equity interests, the proceeds of which would be used to fund the purchase of the senior units, thereby effectively canceling the conversion feature.

     The conversion feature is not expected to negatively affect your distributions. However, because the conversion feature is based upon (among other things) a future common unit trading price, the conversion feature is subject to fluctuations in the common unit price. The actual impact to you as a common unit holder of a potential conversion of the senior units cannot be determined at this time. If the conversion feature were to become available and exercised by the holder, there can be no guarantee the conversion feature would not effect your distribution negatively.

     We also do not expect that the conversion feature of the senior units will materially affect the trading price of the common units. This expectation is based upon the fact that the senior units currently have been granted rights, in addition to the conversion feature, related to distributions and liquidation that are senior to those of our common units. This means that the senior unitholders obtain their distributions before any distribution is paid to you as a common unitholder and that if we are liquidated, holders of senior units would be entitled to recover a $40 per senior unit liquidation preference, plus any accrued and unpaid distributions, before any distribution would be made to you as a holder of common units. If the senior units were converted into common units, the holders of the common units converted from senior units would lose their right to preferential payments and every common unitholder would have the same rights. As a result, the conversion of the senior units into common units will eliminate the preferential treatment of senior unitholders. Please note, however, that while we do not expect that the conversion feature of senior units will materially affect the trading price of common units, we cannot guarantee that the public markets will view the conversion feature in the same manner. Also, other events could influence the trading price of our common units. Therefore, it is possible that the conversion of the senior units could have an adverse effect on the market price of our common units.

     In addition, the holder of the senior units has been granted registration rights in both the senior units and the common units into which the senior units may be converted. These registration rights may be exercised upon the earlier of February 1, 2002 or the occurrence of a material event and allow the holder of the senior units to register the senior units and sell them into the public market. If a registration and subsequent sale of senior units were made by the holder, in lieu of electing to convert the senior units into common units, the conversion feature would expire and not transfer to the new holders of the senior units.

         While the potential conversion of senior units is not expected to harm common unitholders with regard to distributions, liquidation preferences or unit price, the percentage of total outstanding common units you hold will decrease if the senior units are converted. The amount of the decrease will depend upon the factors discussed above under the heading, "Specifics of Convertibility of Senior Units." The percentage of total outstanding common units you hold will also be impacted if additional equity interests are issued to fund the repurchase of these senior units any time in the future.

Risk Factors of Failure to Approve Convertibility of Senior Units

         If the common unitholders fail to approve the conversion feature of the senior units by June 14, 2000, then the senior unitholders will receive an additional distribution of $0.50 per senior unit for every subsequent fiscal quarter.


         If the common unitholders fail to approve the conversion feature by August 13, 2000, that failure would itself constitute a material event under our partnership agreement. Upon the occurrence of a material event, several mechanisms built into our partnership agreement and into a separate registration rights agreement between us and Williams Natural Gas Liquids would increase costs to us in at least two respects:

                   senior unit distributions would become payable in cash, including the additional distribution noted above, rather than payable in kind through the issuance of additional senior units; and

                   we would become obligated to file a shelf registration statement pursuant to the Securities Act, covering all of the outstanding senior units and to keep the registration effective until all of the senior units have been sold to the public or are no longer outstanding.

Because a failure to approve the senior unit conversion option would cause significant increased expense to us, we urge you to support the approval of the senior unit conversion option.

Recommendation

         Not all of the important information about the conversion feature of the senior units is contained in the foregoing summary. You may obtain a copy of our public filings without charge by following the instructions in the section entitled "How can I find more information about Ferrellgas Partners" on page 8 of this proxy statement.

         This proposal will be approved upon the favorable vote of a majority of the outstanding common units represented in person or by proxy at the special meeting. Because Ferrell Companies has agreed to vote its common units in favor of this amendment, the approval of this proposal at the Special Meeting is assured.


     THE BOARD OF DIRECTORS OF FERRELLGAS, INC. UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE CONVERSION FEATURE OF THE SENIOR UNITS.


                                   PROPOSAL 2
               VOTING RIGHTS OF HOLDERS OF CONVERTED COMMON UNITS

Background

     Our partnership agreement restricts voting by any persons or groups holding 20% or more of the common units. Other than Ferrellgas, Inc. and its affiliates, no person or group holding that amount is allowed to vote the common units held on any matter. In addition to the voting restriction, the common units held by holders of 20% or more of all common units are not considered outstanding for:

sending notices of meetings of limited partners
(unless otherwise required by law);

calculating required votes;

determining the presence of a quorum; or

other similar purposes under the partnership agreement.

Specifics of Amendment

         We propose that the definition of "Outstanding" in our partnership agreement be amended to eliminate these restrictions solely with respect to any common units held after the conversion of senior units.

         Specifically, we propose that the definition of "Outstanding" be amended to read as follows:


     "Outstanding" means, with respect to the Units or other Partnership Securities, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided that, if at any time any Person or Group (other than Ferrellgas, its Affiliates AND EXCEPT AS PROVIDED BELOW) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that such Common Units shall be considered to be Outstanding for purposes of Section 13.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement). NOTWITHSTANDING THE ABOVE, THE COMMON UNITS ISSUED UPON CONVERSION OF THE SENIOR UNITS, SO LONG AS SUCH COMMON UNITS ARE HELD BY WILLIAMS NATURAL GAS LIQUIDS OR ITS SUCCESSORS, (1) SHALL AT ALL TIMES BE CONSIDERED OUTSTANDING FOR PURPOSES OF THIS AGREEMENT AND HAVE ALL RIGHTS SPECIFIED WITH RESPECT TO COMMON UNITS IN THIS AGREEMENT AND (2) SHALL BE INCLUDED WITH ANY OTHER COMMON UNITS IN DETERMINING WHETHER WILLIAMS NATURAL GAS LIQUIDS OR ITS SUCCESSORS OWN BENEFICIALLY 20% OR MORE OF ALL COMMON UNITS WITH RESPECT TO THOSE OTHER COMMON UNITS THAT WERE NOT CONVERTED FROM SENIOR UNITS.


     We propose to add the underlined text to the  definition.

Effects of Amendment on Common Unitholders

     Our partnership agreement allows Ferrellgas, Inc. to issue additional partnership securities with any terms and provisions in Ferrellgas, Inc.'s sole discretion. As part of the terms of the senior units, Ferrellgas Inc. agreed that upon conversion of the senior units, if the conversion is approved by our common unitholders, Williams Natural Gas Liquids or its successors would not be subject to the voting limitations on a holder of more than 20% of our outstanding common stock. Although Ferrellgas, Inc. had the power under our partnership agreement to grant this exclusion to Williams Natural Gas Liquids as part of the terms of the senior units, the amendment to our partnership agreement made upon the closing of our acquisition of Thermogas did not include the change to the definition of "outstanding" described above, since our common unitholders had to vote on the conversion feature under the rules of the New York Stock Exchange. Therefore, the amendment to the definition of "outstanding" is not proposed based upon the terms of our partnership agreement.

         In addition, as discussed in proposal 1 above, since Delaware law prohibits our common unitholders from voting on matters related to the management and control of our business and affairs, the percentage ownership of your ownership of our common units does not necessarily correlate to your actual ability to participate in the decision process with respect to matters affecting us.


         However, assuming that the definition of "outstanding" is amended as proposed above, Williams Natural Gas Liquids or its successors would be able to:


                  receive notices of meetings of our limited partners; and

                  have the converted common units counted for purposes of calculating required votes and determining the presence of a quorum.


         It is possible that the senior units could be converted before February 1, 2002 into a number of common units that constitutes a majority of the outstanding common units. For this to happen, all of the following must occur:


                  a material event, as defined in our partnership agreement, must occur;

                  we must not have redeemed the senior units;

                  the market price of our common units on the conversion date must be substantially lower than it is as of the date of this proxy statement; and


  Williams Natural Gas Liquids must retain the common units and must not exercise its rights to register the common units.


         Please note that if the conversion feature discussed in proposal 1 is not exercised, the special voting exemption provided for in this proposal will not become effective. Also, we have the power to cancel the special voting exemption by purchasing the senior units from Williams Natural Gas Liquids at anytime for $40 per senior unit outstanding. In addition, these rights are only for Williams Natural Gas Liquids or its successors. If the converted common units are sold, a purchaser would not be able to vote the common units if it held more than 20% of the outstanding common units.

Recommendation

         Not all of the important information about voting provisions for the common units and the senior units is contained in the foregoing summary. You may obtain a copy of our public filings without charge by following the instructions in the section entitled "How can I find more information about Ferrellgas Partners" on page 8 of this proxy statement.

         This proposal will be approved by the favorable vote of a majority of the outstanding common units present at the special meeting, in person or by proxy. Because Ferrell Companies has pledged to vote its common units in favor of this amendment, the approval of this proposal at the special meeting is assured.

     THE BOARD OF DIRECTORS OF FERRELLGAS, INC. UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE DEFINITION OF "OUTSTANDING" IN OUR PARTNERSHIP AGREEMENT.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED ______ ________ 2000. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                           FORWARD-LOOKING STATEMENTS

         Some information in this proxy may contain forward-looking statements. Those statements use forward-looking words such as "anticipate," "continue," "estimate," "expect," "may," "will" or similar words. Those statements discuss future expectations or contain projections. Specific factors which could cause our actual results to differ from those in the forward-looking statements include:

         o         the effect of weather conditions on demand for propane;

         o         price and availability of propane supplies;

         o        availability of capacity to transport propane to market areas;

         o competition from other energy sources and within the propane industry;

         o operating risks incidental to transporting, storing, and distributing propane;

         o         changes in interest rates;

         o         governmental legislation and regulations;

         o         energy efficiency and technology trends;

         o our ability to acquire other retail propane distributors and successfully integrate them into existing operations and make cost-saving changes;

         o         our ability to obtain new customers and retain existing
                    customers;

         o         the condition of the capital markets in the United States;

         o         the political and economic stability of the oil producing
                    nations of the world; and

         o the expectation that the senior units will be redeemed in the future with proceeds from an offering of equity at a price satisfactory to us.

APPENDIX: PROXY CARD

Please vote as in this example: [X]

The Board of Directors of Ferrellgas, Inc., our general partner, unanimously recommends a vote FOR the following proposals:

1. A proposal to approve the conversion provisions related to our recently issued senior units to allow the holders of the senior units to elect to convert into our common units upon the earlier of February 1, 2002 or the occurrence of a material event, as defined in our partnership agreement.

         FOR                          AGAINST
         [     ]                        [     ]

2. A proposal to amend the definition of "outstanding" in our partnership agreement to provide that Williams Natural Gas Liquids, Inc. and its successors, as holders of common units obtained upon the conversion of the senior units may vote their common units and shall be entitled to all other rights as our common unitholders.

         FOR                          AGAINST
         [     ]                        [     ]

SIGNATURE(S)______________________________________  DATE___________________

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Detach  Proxy Card Here If You Are  Voting by Mail and  Return In  Enclosed
Envelope
--------------------------------------------------------------------------------

FERRELLGAS PARTNERS, L.P. - SPECIAL MEETING - _________ __, 2000

WE OFFER VOTING BY PHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

On a touch-tone phone call toll-free 1-800-[____________]. (Outside the United States and Canada, call [____________].) You will hear these instructions:
         Enter the last four digits of your social security number. Enter the control number from the box above, just below the perforation.
         You will then have two options:
                  OPTION 1:         To vote as the Board of Directors recommends
                                    on the proposals; or
                  OPTION 2:         To vote on the proposal separately.
         Your vote will be repeated to you and you will be asked to confirm it. Log on to the Internet and type http://www.[___________].com
         Have your proxy card ready and follow the instructions.
Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares in the same way as if had you marked, signed, dated and returned the proxy card. If you have voted by phone or Internet, please do not return the proxy card.


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                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                          DIRECTORS OF FERRELLGAS, INC.

The undersigned, whose signature appears on the reverse, hereby appoints _________ and __________ and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Ferrellgas Partners which the undersigned would be entitled to vote if personally present at the Special Meeting to be held on _______ __, 2000, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of both items.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

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 YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN
 AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP FERRELLGAS
                      PARTNERS AVOID ADDITIONAL EXPENSES.




Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope